SEWARD & KISSEL LLP
901 K Street, N.W.
Washington, D.C. 20001

Telephone: (202) 737-8833
Facsimile: (202) 737-5184
www.sewkis.com

July 24, 2015

Morgan Creek Series Trust
301 West Barbee Chapel Road
Suite 200
Chapel Hill, North Carolina 27517

Ladies and Gentlemen:

We have acted as counsel for Morgan Creek Series Trust, a Delaware statutory trust (the "Trust"), in connection with  the filing of Post-Effective Amendment No. 4 to the Trust's Registration Statement on Form N-1A (as so amended, the "Registration Statement") covering an indefinite amount of securities in the form of shares of beneficial interest (the “Shares”) of its series, Morgan Creek Tactical Allocation Fund (the “Fund”), to be filed with the Securities and Exchange Commission (the “Commission”) on July 24, 2015, in which this letter is included as an exhibit.

As counsel for the Trust, we have examined the Certificate of Trust, the Agreement and Declaration of Trust and By-laws of the Trust and any amendments and supplements thereto, a good standing certificate dated as of a recent date from the Secretary of State of the State of Delaware, and the relevant statutes and regulations of the State of Delaware and have relied upon such records of the Trust and such other documents and certificates as to factual matters as we have deemed to be necessary to render the opinion expressed herein.

Based on such examination, we are of the opinion that: (1) the Trust is a statutory trust duly organized and validly existing under the laws of the State of Delaware; and (2) the Shares of the Fund to be offered for sale pursuant to the Registration Statement are duly authorized, and, when sold, issued and paid for in the manner described in the prospectus and statement of additional information included in the Registration Statement, will have been validly issued and will be fully paid and non-assessable Shares of the Fund under the laws of the State of Delaware.

 We do not express an opinion with respect to any laws other than the laws of the State of Delaware applicable to the issuance of shares of beneficial interest in a statutory business trust.  Accordingly, our opinion does not extend to, among other laws, the federal securities laws or the securities or "blue sky" laws of Delaware or any other jurisdiction. Members of this firm are admitted to the bars of the State of New York and the District of Columbia.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Seward & Kissel LLP in the statement of additional information constituting a part thereof.

Very truly yours,

/s/ Seward & Kissel LLP